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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts and Legal Matters" and in the headnote under "Internet Shopping Network Selected Historical Financial Data" in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-33194) and related Proxy Statement/Prospectus of Styleclick, Inc. for the registration of 7,980,000 shares of its common stock and to the inclusion of our report dated March 2, 2000 with respect to the financial statements and schedule of Internet Shopping Network LLC as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


New York, New York
June 14, 2000